Third Quarter 2024
October 30, 2024

Note: Figures presented may not
sum precisely due to rounding.
[1] Net income included $121 million
in pre-tax losses on our crypto
asset investment portfolio, the vast
majority of which were unrealized.
These losses were $92 million
after reflecting the tax impact.
[2] Adjusted EBITDA is a non-GAAP
financial measure.
[3] $USD resources is defined as
cash and cash equivalents and
USDC (net of USDC lent or
pledged as collateral).
For additional financial information
and a reconciliation between
GAAP and non-GAAP results,
please refer to the reconciliation of
GAAP to Non-GAAP results table
in this shareholder letter and our
Q3’24 Form 10-Q filed with the
SEC on October 30, 2024.

Q3 2024 Earnings

$1.2B
Total Revenue

$75M
Net Income [1]

$8.2B
USD Resources [3] +$417M Q/Q

$556M
Subscription & Services Revenue

$449M
Adjusted EBITDA [2]

$1.0B
Share Repurchase Authorization

Base and Wallet are accelerating

#1 L2
with $2.5B+ total value locked

+55%
increase in Base transactions Q/Q

2X
new contracts deployed Q/Q

Crypto voting bloc is here to stay

1.8M+
Stand with Crypto advocates

350+
pro-crypto candidates running for federal office
(A or B rating by Stand with Crypto)

2,000+
attendees across seven America Loves Crypto 'Get Out the Vote' events

Market continues to mature

$22T+
global stablecoin volumes
More than double Y/Y

USDC
Fastest growing major USD stablecoin in 2024 as market cap grew 45%+ YTD

Coinbase is proud to serve as the primary custodian for
17 of 20
approved crypto ETFs

Q3 was a solid quarter for Coinbase across our three priorities for 2024: driving revenue, crypto
Fellow
Shareholders,
utility, and regulatory clarity.
In Q3, we generated $1.2 billion in total revenue and $75 million in net income*. Q3 was our 7th
* See footnote [1] below.
consecutive quarter of positive Adjusted EBITDA, which was $449 million. And despite softer market conditions, we saw average native unit growth across staking, on-platform USDC, and custody, which helps diversify revenue over the long-run.
We continue to build great products, with a focus on some of the building blocks that are now in place to help bring one billion users onchain. In Q3, we made significant progress advancing some of these building blocks — notably, integrating stablecoins across our product suite and growing the
Base network — which is now the #1 L2 in terms of both transactions and total value locked.
Finally, the upcoming 2024 elections are the next major milestone in our ongoing work to drive regulatory clarity for crypto. The voices of tens of millions of American crypto owners — many in swing states — have formed an undeniable voting bloc and built momentum on both sides of the aisle toward pro-crypto legislation. We continue to be a trusted partner to policymakers and organizations like Fairshake — one of the largest non-partisan PACs — and StandWithCrypto — an independent grassroots advocacy group with approximately 1.8 million crypto advocates. Looking beyond Election Day 2024, we are prepared to work with either administration and believe the odds of pro-crypto legislation are better than ever.

Chapter 1: Q3 was a solid quarter and marked our 7th consecutive quarter of positive Adjusted
EBITDA. Q3 total revenue was $1.2 billion, down 17% Q/Q. Transaction revenue was $573 million, down 27%
Q/Q. While average native units grew Q/Q for staking, custody, and on-platform USDC, subscription and services revenue declined 7% Q/Q to $556 million, largely due to lower average crypto asset prices. Total operating expenses were $1.0 billion, down 6% Q/Q, while technology & development, general &
administrative, and sales & marketing expenses were collectively $873 million, up 3% Q/Q. Net income was
$75 million and included $121 million in pre-tax losses on our crypto asset investment portfolio — the vast majority of which were unrealized — as crypto prices were lower on September 30, 2024 as compared to June
30, 2024. These losses were $92 million after reflecting the tax impact. Adjusted EBITDA was $449 million. Our balance sheet strengthened, as we ended Q3 with $8.2 billion in $USD resources, up $417 million Q/Q. Lastly, in October 2024, our board of directors authorized a $1.0 billion share repurchase program.
Chapter 2: In Q3, we continued to make important progress against our goals of driving revenue and crypto utility. We are working to drive revenue growth through products like derivatives, international expansion, custody, and deeper integration of USDC into the cryptoeconomy. Expanding crypto utility requires us to build foundational infrastructure that reduces friction, increases network capability, and integrates seamlessly into everyday use.
Chapter 3: It is clear that crypto has already made its mark as we approach the 2024 elections — and we remain committed to advancing regulatory clarity. The voices of tens of millions of Americans that own crypto have been heard, as both Presidential candidates and politicians across the political spectrum have adopted more favorable positions towards crypto. Looking beyond the elections, we will continue to support organizations like Fairshake, one of the largest non-partisan PACs, and we remain committed to growing the influence of StandWithCrypto, which has approximately 1.8 million crypto advocates. We are excited to work with either administration in 2025 and believe the odds for meaningful, pro-crypto regulation have never been stronger.
Chapter 4: Q4’24 Outlook. In October, we generated approximately $190 million of total transaction revenue, and we expect Q4 subscription and services revenue to be within a range of $505-$580 million. We expect Q4 transaction expenses will be in the mid-teens as a percentage of net revenue. We expect technology &
development and general & administrative expenses to range from $690-$730 million. Finally, we expect sales and marketing expenses to increase Q/Q to $170-$220 million, primarily driven by higher USDC rewards expense and higher seasonal brand spend.

Select Financial Metrics

FINANCIAL METRICS ($M)	Q3’23	Q4’23	Q1’24	Q2’24	Q3’24
Net Revenue	623	905	1,588	1,380	1,129
Net Income (Loss)	(2)	273	1,176	36	75
Adjusted EBITDA*	178	324	1,014	596	449
Q3’24 Coinbase Results vs. Outlook

METRIC	COINBASE Q3 OUTLOOK (August 2024)		Q3 ACTUALS
Subscription and Services Revenue	$530 – $600 million		$556 million
Transaction Expenses as a percentage of net revenue	Mid teens as a % of net revenue Dependent on revenue mix		15%
Technology and Development + General and Administrative Expenses including stock-based compensation	$700 – $750 million including ~$230 million in stock-based compensation		$708 million including $230 million in stock-based compensation
Sales and Marketing Expenses including stock-based compensation	$160 – $210 million including ~$19 million in stock-based compensation		$165 million including $19 million in stock-based compensation

*During the first quarter of 2024,
we revised our definition of
Adjusted EBITDA and recast prior
periods for comparability. For the
revised definition and for a
reconciliation of net income (loss)
to Adjusted EBITDA, please refer
to the section titled “Revised
Definition of Adjusted EBITDA” and
the reconciliation table included at
the end of this shareholder letter.

Q3 was a solid quarter and marked our 7th consecutive quarter of positive
Chapter 1
Adjusted EBITDA.
Q3 total revenue was $1.2 billion, down 17% Q/Q. Transaction revenue was $573 million, down 27% Q/Q.
While average native units grew Q/Q for staking, custody, and on-platform USDC, subscription and services revenue declined 7% Q/Q to $556 million, largely due to lower average crypto asset prices. Total operating expenses were $1.0 billion, down 6% Q/Q, while technology & development, general & administrative, and sales & marketing expenses were collectively $873 million, up 3% Q/Q. Net income was $75 million and included $121 million in pre-tax losses on our crypto asset investment portfolio — the vast majority of which were unrealized — as crypto prices were lower on September 30, 2024 as compared to June 30, 2024. These losses were $92 million after reflecting the tax impact. Adjusted EBITDA was $449 million. Our balance sheet remains strong, as we ended Q3 with $8.2 billion in $USD resources, up $417 million Q/Q. Lastly, in October
2024, our board of directors authorized a $1.0 billion share repurchase program.

Total Revenue ($M)

TOTAL REVENUE	Q3’23	Q4’23	Q1’24	Q2’24	Q3’24
Transaction Revenue
Consumer, net[1]	247.0	468.9	935.2	664.8	483.3
Institutional, net	14.1	36.7	85.4	63.6	55.3
Other transaction revenue[1]	27.5	23.6	56.1	52.5	34.0
Total transaction revenue	288.6	529.3	1,076.7	780.9	572.5

Subscription and Services revenue
Stablecoin revenue	172.4	171.6	197.3	240.4	246.9
Blockchain rewards	74.5	95.1	150.9	185.1	154.8
Interest and finance fee income[2]	42.5	48.9	66.7	69.4	64.0
Custodial fee revenue	15.8	19.7	32.3	34.5	31.7
Other subscription and services revenue[2]	29.3	40.1	63.7	69.6	58.7
Total subscription and services revenue	334.4	375.4	510.9	599.0	556.1

Net Revenue	623.0	904.6	1,587.7	1,379.9	1,128.6

Corporate interest and other income	51.1	49.2	49.9	69.7	76.6
Total Revenue	674.1	953.8	1,637.6	1,449.6	1,205.2

Note: Figures presented may not
sum precisely due to rounding.
1 During the first quarter of 2024,
we reclassified Base and payment-
related revenue from consumer,
net to other transaction revenue.
Prior period amounts have been
reclassified to conform to current
period presentation.
2 During the first quarter of 2024,
we reclassified Prime Financing
fees earned to interest income,
and renamed interest income to
interest and finance fee income.
Prime Financing fees were
previously included in other
subscription and services revenue.
Prior period amounts have been
reclassified to conform to current
period presentation.

Transaction Revenue
Total crypto market capitalization was approximately flat Q/Q when comparing the end of Q3 to the end of Q2,
*Crypto Asset Volatility represents
our internal measure of crypto
asset volatility in the market
relative to prior periods. The
volatility is based on intraday
returns of a volume-weighted
basket of all assets listed on our
trading platform. These returns are
used to compute the basket’s
intraday volatility which is then
scaled to a daily window. These
daily volatility values are then
averaged over the applicable time
period as needed.
however average crypto market capitalization decreased 10% Q/Q over the same period. Meanwhile, crypto asset volatility* — a key driver of trading volume** — declined approximately 5% when comparing the Q3 average with the Q2 average.
Against this macro backdrop, total trading volume in the US spot market — where the majority of our revenue is derived — declined 18% Q/Q. Total Coinbase trading volume was $185 billion, down 18% Q/Q. Total transaction revenue was $573 million, down 27% Q/Q.
Consumer Transaction Revenue. Q3 consumer transaction revenue was $483 million, down 27% Q/Q.
**Trading volume represents the
total US dollar equivalent value of
spot matched trades transacted
between a buyer and seller
through our platform during the
period of measurement.
Q3 consumer trading volume was $34 billion, down 8% Q/Q. There are three key takeaways for Q3 regarding consumer trading:
•First, our share of fiat-crypto trading volume in the US — where the majority of our Consumer revenue is derived — remained largely steady Q/Q.
•Second, we saw stablecoin pair trading volume grow significantly Q/Q. In part, we believe this growth was driven by a product update which enabled an easier way for Advanced traders to trade stablecoins on our platform. While we generate little to no fees on our stablecoin pair trades, growing adoption of stablecoins (and USDC specifically) is core to our strategy as we monetize USDC via our commercial arrangement with the issuer of USDC.
•Third, we saw a decrease in non-trading Consumer transaction revenue — this includes revenues from decentralized trading through Coinbase Wallet and miner fees.
Institutional Transaction Revenue. Q3 institutional transaction revenue was $55 million, down 13% Q/Q.
Q3 institutional spot trading volume was $151 billion, down 20% Q/Q, largely driven by lower volume on our spot exchange, which serves market makers and other participants who tend to be less active during periods of low volatility. We saw relative outperformance in both our Prime Broker and our institutional derivatives offering in Q3, both in the US and through our international exchange.
Other Transaction Revenue. Other transaction revenue was $34 million in Q3, down 35% Q/Q, primarily driven by lower Base sequencer fee revenue. The number of transactions on Base increased 55% Q/Q as users and developers took advantage of lower fees (median fees in Q3 were less than $0.01). We believe that more developers will choose to build their products on Base as the cost to transact becomes lower. This quarter we saw developer engagement continue to increase, and the number of new contracts deployed more than doubled from Q2.

TRADING VOLUME ($B)	Q3’23	Q4’23	Q1’24	Q2’24	Q3’24
Consumer	11	29	56	37	34
Institutional	65	125	256	189	151
Total	76	154	312	226	185

TRADING VOLUME (% OF TOTAL)	Q3’23	Q4’23	Q1’24	Q2’24	Q3’24
Bitcoin	38%	31%	33%	35%	37%
Ethereum	19%	15%	13%	15%	15%
USDT	15%	13%	11%	10%	15%
Other crypto assets	28%	42%	43%	40%	33%
Total	100%	100%	100%	100%	100%

TRANSACTION REVENUE (% OF TOTAL)	Q3’23	Q4’23	Q1’24	Q2’24	Q3’24
Bitcoin	37%	29%	30%	31%	35%
Ethereum	18%	13%	15%	17%	16%
Solana	*	*	*	10%	11%
Other crypto assets	46%	57%	55%	42%	38%
Total	100%	100%	100%	100%	100%

*Below reporting threshold of 10%
Note: Figures presented may not
sum precisely due to rounding.
Subscription and Services Revenue
Q3 subscription and services revenue was $556 million, down 7% Q/Q. Overall, we were pleased to see average native units grow Q/Q across staking, custody, and on-platform USDC balances. However, native unit growth was more than offset by headwinds from lower average crypto asset prices.
Stablecoin revenue was $247 million, up 3% Q/Q. The primary drivers of growth were higher average USDC on-platform balances — which grew 7% Q/Q to $6.6 billion — and higher average USDC market capitalization
— which grew 5% Q/Q. These drivers were partially offset by lower effective interest rates. At the end of Q3, we had $8.1 billion in on-platform USDC balances, and USDC market cap reached $36 billion, the highest total since early 2023.
Year-to-date, USDC has been the fastest growing major USD stablecoin. Our platform incentives, combined with deeper integration of USDC across our products, have been contributors to both market cap and on-
platform balance growth.
Blockchain rewards revenue was $155 million, down 16% Q/Q. The primary driver of the Q/Q decline was lower average crypto asset prices — notably ETH and SOL. We saw increases in average native units staked this quarter, and continued to work on commission rate optimization.
Interest and finance fee income was $64 million, down 8% Q/Q. The primary driver of the Q/Q decline was lower average custodial fiat balances. As a reminder, we do not manage our business to grow these balances, which can vary quarter-to-quarter with market volatility. In addition, we continue to see good customer momentum and adoption across Prime Financing, but revenue declined modestly Q/Q as financing demand moderated in tandem with lower market trading activity.
Custodial fee revenue was $32 million, down 8% Q/Q. While we continued to see Q/Q growth in average native unit balances — fueled in part by our role as the primary custodian on the vast majority of BTC and ETH ETF products — lower average crypto asset prices contributed to the Q/Q decline. We ended Q3 with $137 billion in assets under custody.

Other subscription and services revenue was $59 million, down 16% Q/Q. Coinbase One reached a new all-
time high in subscribers, but revenues declined Q/Q primarily due to pricing experimentation. Additionally, we saw a significant decline in Learning Rewards as no new campaigns were launched.
Expenses
In Q3, total operating expenses were $1.0 billion — down 6% or $71 million Q/Q. Technology & development, general & administrative, and sales & marketing expenses collectively increased by $23 million or 3% Q/Q, driven primarily by the non-linear expense recognition of our stock-based compensation. We ended Q3 with
3,672 full-time employees, up 5% Q/Q.

Operating Expenses ($M)

OPERATING EXPENSES	Q3’23	Q4’23	Q1’24	Q2’24	Q3’24
Transaction expense	90.6	125.6	217.4	191.5	171.8
% of net revenue	15%	14%	14%	14%	15%
Technology and development	322.8	323.1	357.9	364.3	377.4
Sales and marketing	78.2	106.3	98.6	165.3	164.8
General and administrative[1]	252.6	313.9	287.2	320.1	330.4
(Gains) losses on crypto assets held for operations, net	0.0	0.0	(86.4)	31.0	(0.1)
Crypto asset impairment, net	7.2	(51.8)	0.0	0.0	0.0
Restructuring	(0.9)	0.0	0.0	0.0	0.0
Other operating expenses (income), net[1]	3.5	21.1	2.4	34.4	(8.6)
Total operating expenses	754.0	838.2	877.1	1,106.5	1,035.7
Full-time employees (end of quarter)	3,427	3,416	3,416	3,486	3,672

Note: Figures presented may not
sum precisely due to rounding.
1 During the second quarter of
2024, we reclassified certain policy
expenses from Other operating
expenses, net to General and
administrative. Prior period
amounts have been reclassified to
conform to current period
presentation.
Q3 transaction expenses declined 10% Q/Q to $172 million or 15% of net revenue. The Q/Q decline was primarily driven by lower trading volume and lower miner fees.
Technology & development expenses grew 4% Q/Q to $377 million, and general & administrative expenses grew 3% Q/Q to $330 million. Both categories of expenses grew primarily due to higher stock-based compensation, as our expense recognition has historically been non-linear.
Sales and marketing expenses were $165 million, essentially flat Q/Q. Higher USDC rewards (driven by higher average on-platform balances) were largely offset by lower performance marketing spend given less favorable marketing conditions throughout the quarter.
Stock-based compensation expense was $248 million.
Our Q3 effective tax rate was negative 10%. Our tax rate was lower than the US statutory rate of 21% primarily due to deductible stock-based compensation and research and development credits.
Q3 net income was $75 million and was impacted by $121 million in pre-tax losses on our crypto asset investment portfolio, the vast majority of which were unrealized. These losses were $92 million after reflecting the tax impact. Adjusted EBITDA was $449 million.
Share Count
Our Q3 fully diluted share count was 285.7 million, up 0.6% Q/Q. This includes 250.3 million common shares and 35.4 million in dilutive shares.

Capital and Liquidity
We ended Q3 with $8.2 billion in $USD resources, which we define as cash & cash equivalents and USDC (net of USDC lent or pledged as collateral). This represents an increase of $417 million or 5% Q/Q of net unencumbered liquid resources available to us.
Share Repurchase Program
In October 2024, our board of directors authorized and approved a share repurchase program, which provides for the repurchase of up to $1.0 billion of our outstanding Class A common stock without expiration. The timing and amount of any repurchases will depend on market conditions, and any repurchases will be made at our discretion. This program does not obligate us to repurchase any dollar amount or number of shares of our
Class A common stock, and the program may be modified, suspended, or discontinued at any time.
*Net of USDC lent or pledged as collateral.
Note: Figures presented may not sum precisely due to rounding.
TOTAL: $8,232M
Total $USD Resources
CORPORATE CASH HELD
AT THIRD PARTY VENUES
$92M
CORPORATE CASH
$1,544M
MONEY MARKET FUNDS AND
GOVERNMENT BONDS
$6,088M
USDC*
$508M

USDC
CASH AND EQUIVALENTS (EXCL. RESTRICTED CASH)
7,815M
589M*
7,226M
687M
(19M)
(14M)
(18M)
(38M)
17M
(135M)
(63M)
8,232M
508M*
7,724M
Prime Financing + USDC Loaned: net cash/USDC used $51M
6/30/24
Operating USD
Capex + Internally Developed Software
Ventures Investments
Crypto Investments[2]
Fiat Loans[3]
Net Equity Transactions[5]
Collateral (Fiat)[6]
Other[7]
9/30/2024
OPERATING[1] 687M
INVESTING (89M)
FINANCING[4] (118M)
OTHER 63M
TOTAL 417M

Q3 $USD Resources Walk
*As of September 30, 2024, USDC excludes $122M of USDC loaned and $241M of USDC pledged as collateral. As of June 30, 2024, USDC excludes $272M of USDC loaned and $195M of USDC pledged as collateral.
1 Cash flows due to operating activities, excluding deposits in-transit related to customer fiat activity
2 Crypto asset investment portfolio purchases, net of disposals
3 Fiat loans originated, net of repayment
4 Excludes the net change in customer custodial cash liabilities
5 Cash received for the issuance of common stock upon exercises of stock options and proceeds from the employee stock purchase plan
6 Fiat received as collateral returned, net of collateral received
7 Other includes net changes in operating, investing, and financing USDC activities partially offset by the effect of FX on corporate cash. The financing USDC includes USDC pledged as collateral on crypto asset borrowings, and adjusts for USDC loaned and USDC pledged as collateral that did not meet the derecognition criteria
We consider our crypto assets for investments and certain crypto assets held as collateral as other liquidity resources available to us. We intend to hold crypto assets for investment for the long term and only foresee relying on these assets in a liquidity stress event. As of September 30, 2024, there were no crypto assets held as collateral, and the fair market value of our crypto assets for investments was $1.3 billion. When including these crypto assets, total available resources totaled $9.5 billion, up from $9.1 billion at the end of Q2.
Collateralized Arrangements & Financing and Counterparty Risk
We maintained our longstanding commitment to operational and risk excellence in Q3. To date, we have incurred no significant corporate nor customer fund losses as a result of credit or counterparty risk. At the end of Q3, we had $714 million in total credit and counterparty risk (excluding banks), stemming from $520 million in loans to customers, $136 million held at third party venues (including $92 million in unrestricted cash), and
$59 million in collateral posted.

In Q3, we continued to make important progress against our goals of driving
Chapter 2
revenue and utility.
Two of our key priorities for 2024 are to drive revenue and drive crypto utility. In Q3, we continued to make important progress toward both of these goals. We are working to drive revenue by focusing on expanding our primary revenue streams through things like derivatives, international expansion, custody, and deeper integration of USDC into the cryptoeconomy. We are driving crypto utility in a number of ways, including expanding stablecoin adoption beyond trading, the launch of Coinbase Wrapped BTC (cbBTC) to unlock new ways to use BTC, and improving the speed and efficiency of the network through our L2, Base.
Driving Revenue
Derivatives
In Q3, we made meaningful progress in expanding our derivatives offerings in both the US and abroad. In the
US, Coinbase Derivatives Exchange launched new crypto futures, becoming the only US futures exchange with margin futures outside of BTC and ETH, including DOGE, SHIB, LNK, DOT, and AVAX. Over the past quarter we have seen our Retail-friendly gold and oil contracts appeal to over 20% of active Coinbase Financial
Market (CFM) traders. These improvements contributed to CFM onboarding over 100,000 users to date.
Increasing derivatives users is a key area of focus as we have seen that derivatives traders tend to also engage more with spot products as well. We also continue to scale our Coinbase International Exchange which, as of Q3, has expanded its offering to 89 perpetual contracts, covering over 90% of global perpetual futures volumes, up from 83% in Q2.
ETFs
In Q3, the crypto industry experienced another significant milestone when the nine spot Ethereum (ETH) ETF products launched. Coinbase is proud to serve as the primary custodian for 17 of 20 of the BTC and ETH
ETFs, which continued to help drive native unit growth into custody in Q3.
International Growth
In 2022 and 2023, we expanded into new markets including Singapore, Canada, Australia, and Brazil. We are pleased to see revenue is growing in these markets, highlighting our focus on high-potential regions.
In Q3, we also saw strong international growth in these markets for Coinbase One. We enhanced our benefits with Coinbase One boosted USDC rewards, which increased rewards payouts for subscribers in eligible international markets, including the UK, Singapore, Brazil, and Australia, contributing to higher subscriber growth.
Building the Blocks of Crypto Utility
Expanding crypto utility requires us to build foundational infrastructure that reduces friction, increases network capability, and integrates seamlessly into everyday use. In Q3, we continued advancing the building blocks of utility, including:
Stablecoins
Stablecoins, like USDC. are seeing increasing adoption and expanding daily use cases by providing a secure, digital alternative to fiat currencies. They’re used for a range of vital financial activities — from cross-border payments and remittances to offering a stable store of value in countries with volatile fiat currencies and powering transactions on decentralized finance (DeFi) platforms. Stablecoins have found product market fit, with global stablecoin volumes reaching $22 trillion YTD in 2024, more than doubling year-over-year.

In Q3, we continued to drive the global adoption of stablecoins, a crucial component in the broader crypto ecosystem.
•USDC’s market cap grew by $3.5 billion, or 11%, to $36 billion by the end of Q3, making it the fastest-
growing major USD stablecoin in 2024. Our platform incentives and the deeper integration of USDC across our products have been contributors, which also led to a more than doubling of USDC assets on platform (AOP) on our international exchange. Additionally, USDC and EURC became the first stablecoins compliant with the EU's Markets in Crypto Assets (MiCA) regulatory framework in Q3, positioning stablecoins for broader adoption under this new regulatory framework in Europe.
•In Q3, we launched support for EURC, a leading 1:1 Euro-backed stablecoin, and saw its market cap nearly double within the quarter to $69 million. This growth was in part fueled by the introduction of free 1:1 Euro-to-EURC conversions on Coinbase and the native launch of EURC on Base. We hope to see fiat-backed stablecoins continue to expand, as they provide a trusted, stable bridge between traditional finance and the cryptoeconomy.
cbBTC
In Q3, Coinbase introduced cbBTC, a new digital asset that allows users to put their Bitcoin to work in DeFi and other onchain applications. Essentially, cbBTC is a version of Bitcoin that can be used in different financial services like lending, borrowing, and trading on networks like Ethereum and Base. Each cbBTC is fully backed by Bitcoin held in Coinbase’s secure custody, in order to ensure that customers’ assets are safe and transparent. By launching cbBTC, we are unlocking new ways for users to transact with their assets onchain.
Base
In Q3, Base, our Ethereum L2 network, solidified its position as the leader in onchain activity among L2s. Base is now the #1 L2 in both transactions and total value locked. The number of transactions processed on Base grew 55% Q/Q in Q3, surpassing all other L2 networks and 4x higher than Ethereum over the last 30 days of the quarter. Despite this surge in activity, transaction fees remained low, with median fees under $0.01, making
Base an efficient and cost-effective platform for onchain activity. Developer engagement has also continued to increase on Base in Q3, which is now second only to Ethereum in terms of activity on EVM chains.
Basenames
We launched Basenames to make using Base easier and more intuitive. Just like how email addresses replaced the need for complex numeric IP addresses in the early days of the internet, Basenames simplify crypto by allowing users to replace long, hard-to-remember "0x" wallet addresses with simple, personalized names. This makes sending and receiving transactions much more user-friendly. With 450,000 names already registered in just the first 2 months since launch, Basenames are helping users connect and engage more seamlessly within the Base ecosystem. You can find us on base at coin.base.eth.

It is clear that crypto has already made its mark as we approach the 2024 US
Chapter 3
Presidential election — and we remain committed to advancing regulatory clarity.
Upcoming US Elections and Regulatory Landscape
As we approach the 2024 US elections, it’s clear that crypto has already made its mark. With tens of millions of
Americans now owning crypto, including many in key swing states, their voices have been heard. Both presidential candidates, as well as politicians across the political spectrum, have adopted more favorable positions toward crypto, a significant shift from previous years. This is evident in the recent bipartisan passage of pro-crypto legislation, despite opposition from the White House, demonstrating that support for crypto is gaining momentum.
Looking beyond the elections, we remain committed to advancing regulatory clarity. We will continue to support organizations like Fairshake, one of the largest non-partisan PACs. We will also continue to invest in policy efforts, including supporting StandWithCrypto, a grassroots advocacy group that has approximately 1.8 million crypto advocates, and roughly 500,000 have used StandWithCrypto’s voter center to help them prepare to vote. Americans deserve clear regulations that protect their rights to own and use crypto, and we won’t stop until we have frameworks that foster innovation while ensuring consumer protection.
Regardless of the elections’ outcome, we’re optimistic about the future. The growing influence of the crypto community, combined with bipartisan support in Congress, has made the path to pro-crypto legislation clearer than ever. We are excited to work with either administration in 2025 and believe the odds for meaningful, pro-
crypto regulation have never been stronger.
Litigation
Our ongoing litigation with the SEC continues as we seek greater regulatory clarity through the courts. As noted
in our previous updates, the district court case continues to be in the discovery phase, which will extend through Q2 2025. As part of the discovery process, we were pleased that the court ordered the SEC to produce additional information to use in response to our motion to compel. We remain confident in the strength of our legal arguments and view the courts as a key avenue to achieving the clarity needed for the broader industry.
No material changes in the case are expected until these discovery phases are completed, and we will continue to provide updates as appropriate.

Q4’24 Outlook
Chapter 4

Coinbase Q4 2024 Outlook
METRIC	OUTLOOK

Subscription and Services Revenue	$505-$580 million
Transaction Expenses	mid-teens as a percentage of net revenue Dependent on revenue mix
Technology & Development + General & Administrative Expenses	$690-$730 million Including ~$210 million in stock-based compensation
Sales and Marketing Expenses	$170-$220 million Including ~$17 million in stock-based compensation

Transaction Revenue
We estimate October total transaction revenue will be approximately $190 million. As always, we continue to urge caution in extrapolating these estimated results.
Subscription and Services Revenue
We expect Q4 subscription and services revenue to be within $505-$580 million. While we continue to be focused on growing native units across staking, custody, and on-platform USDC, our Q4 range reflects certain headwinds, including an observed 10% decline in the average price of Ethereum in October as compared to
Q3 average and interest rate cuts reflecting market expectations.
Expenses
We expect technology & development and general & administrative expenses to be in the range of $690-$730 million.
In prior years we have used a non-linear expense recognition schedule for annually granted stock-based compensation. This quarter, we have updated our vesting schedule for new awards to achieve linear expense recognition. As a result of this update and stock grants we plan to issue in November, we expect a modest Q/Q decline in stock-based compensation, driven primarily by roll-off of non-recurring multi-year awards. Future stock-based compensation expenses related to annual grants will be primarily driven by our employee population rather than our vesting schedule.
Sales and marketing expenses are expected to be in the range of $170-$220 million, primarily driven by USDC rewards expense related to higher on platform balances and higher brand spend, partially attributable to our
NBA partnership. As a reminder, our variable marketing costs can fluctuate greatly depending on USDC assets on platform, market trends, and the opportunities available that meet our customer cost of acquisition targets.
As such, we are continuing to provide a wide range to capture all market conditions.
Webcast Information
We will host a conference call to discuss the results for the third quarter 2024 on October 30, 2024 at 2:30 pm
PT. The live webcast of the call will be available at youtube.com/@coinbase/streams. A replay of the call, as well as a transcript, will be available on our Investor Relations website at investor.coinbase.com.

Forward-Looking Statements
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of
1995. All statements other than statements of historical fact are forward-looking statements. These statements include, but are not limited to, statements regarding our future operating results and financial position, including for the fourth quarter ending
December 31, 2024; our plans with respect to the share repurchase program; anticipated future expenses and investments;
expectations relating to certain of our key financial and operating metrics; our business strategy and plans; expectations relating to legal and regulatory proceedings; expectations relating to our industry, the regulatory environment, market conditions, trends and growth; expectations relating to customer behaviors and preferences; our market position; potential market opportunities; and
our objectives for future operations. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,”
“expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements.
Forward-looking statements are based on management’s expectations, assumptions, and projections based on information available at the time the statements were made. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including, among others: our ability to successfully execute our business and growth strategy and generate future profitability; market acceptance of our products and services; our ability to further penetrate our existing customer base and expand our customer base; our ability to develop new products and services; our ability to expand internationally; the success of any acquisitions or investments that we make; the effects of increased competition in our markets;
our ability to stay in compliance with applicable laws and regulations; stock price fluctuations; market conditions across the cryptoeconomy, including crypto asset price volatility; and general market, political, and economic conditions, including interest rate fluctuations, inflation, instability in the global banking system, economic downturns, and other global events, including regional wars and conflicts and government shutdowns. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, our actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Further information on risks that could cause actual results to differ materially from forecasted results are, or will be included, in our filings we make with the Securities and Exchange Commission (SEC) from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 15, 2024 and our
Quarterly Report on Form 10-Q for the quarter ended on September 30, 2024 filed with the SEC on October 30, 2024. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Non-GAAP Financial Measure
In addition to our results determined in accordance with GAAP, we believe Adjusted EBITDA, a non-GAAP financial performance measure, is useful information to help investors evaluate our operating performance because it: enables investors to compare this measure and component adjustments to similar information provided by peer companies and our past financial performance;
provides additional company-specific adjustments for certain items that may be included in income from operations but that we do not consider to be normal, recurring, operating expenses (or income) necessary to operate our business given our operations, revenue generating activities, business strategy, industry, and regulatory environment; and provides investors with visibility to a measure management uses to evaluate our ongoing operations and for internal planning and forecasting purposes. For example:
•We believe it is useful to exclude certain non-cash expenses, such as depreciation and amortization and stock-based compensation, from Adjusted EBITDA because the amounts of such expenses can vary significantly from period to period and may not directly correlate to the underlying performance of our business operations.
•We believe it is useful to exclude certain items that we do not consider to be normal, recurring, cash operating expenses and therefore, not reflective of our ongoing business operations. For example, we exclude: (i) other (income) expense, net, as the income and expenses recognized in this line item are not part of our core operating activities and are considered non-operating activities under GAAP, (ii) gains and losses on crypto assets held for investment (post-
adoption of ASU No. 2023-08) because such investments are considered long-term holdings, we do not plan on engaging in regular trading of crypto assets, and, as an operating company, our investing activities in crypto are not part of our revenue generating activities, which are based on transactions on our platform and the sales of subscriptions and services, and (iii) the impact of our restructurings in 2022 and 2023, which are not related to our normal business operations.
•We believe Adjusted EBITDA is useful to measure a company’s operating performance without regard to items such as stock-based compensation expense, depreciation and amortization expense, interest expense, other (income) expense, net, restructurings, and benefit from or provision for income taxes that can vary substantially from company to company depending upon their financing, capital structures, and the method by which assets were acquired.
Limitations of Adjusted EBITDA
We believe that Adjusted EBITDA may be helpful to investors for the reasons noted above. However, Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. There are a number of limitations related to Adjusted EBITDA rather than net (loss) income, which is the nearest GAAP equivalent of Adjusted EBITDA. Some of these limitations are that Adjusted EBITDA excludes:
•provision for (benefit from) income taxes;
•interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us;
•depreciation and intangible assets amortization expense and, although these are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future;
•stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;
•net gains or losses on our crypto assets held for investment, net, after the adoption of ASU 2023-08;
•other (income) expense, net, which represents foreign exchange gains or losses, gains or losses on strategic investments, net gains on the repurchase of certain of our long-term debt and other non-operating income and expense activity;

•non-recurring accrued legal contingencies, settlements, and related costs, which includes non-recurring loss contingencies recognized for legal related claims against the company;
•impairment on crypto assets still held, net, which represents impairment on crypto assets still held and is a non-cash expense, prior to the adoption of ASU 2023-08; and
•the impact of restructuring, which is not related to normal operations but impacted our results in 2023.
In addition, other companies, including companies in our industry, may calculate Adjusted EBITDA differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our disclosure of Adjusted EBITDA as a tool for comparison. For more information, including a reconciliation of Adjusted EBITDA to net (loss) income, the most directly comparable financial measure stated in accordance with GAAP, please see the reconciliation of GAAP to non-GAAP results table in this shareholder letter. Investors are encouraged to review the related GAAP financial measure and the reconciliation of
Adjusted EBITDA to net (loss) income, and not to rely on any single financial measure to evaluate our business.
We have not reconciled our Adjusted EBITDA outlook to net (loss) income because certain items that impact net (loss) income are uncertain or out of our control and cannot be reasonably predicted. For example, stock-based compensation is impacted by the future fair market value of our Class A common stock and other factors, all of which are difficult to predict, subject to frequent change, or not within our control. The actual amount of these expenses during 2024 will have a significant impact on our future
GAAP financial results. Accordingly, a reconciliation of Adjusted EBITDA outlook to net (loss) income is not available without unreasonable effort.
Revised Definition of Adjusted EBITDA
During the first quarter of 2024, we revised our definition of Adjusted EBITDA as follows and recast prior periods for comparability:
•to adjust for other (income) expense, net in total, as the entire line item represents non-operating activity, and as a majority of the activity recorded in other (income) expense, net had been included in the calculation of Adjusted EBITDA previously in separate rows while this combined presentation is more streamlined and easily reconciled to our condensed consolidated statements of operations;
•to revise our definition of Adjusted EBITDA to remove the adjustment for crypto asset borrowing costs on Prime
Financing, as even though these costs are akin to interest expense on debt, we believe they represent normal, recurring, operating expenses necessary to expand and grow Prime Financing; and
•to revise our definition of Adjusted EBITDA to change what is adjusted with respect to gains and losses on crypto assets in connection with the adoption of ASU 2023-08, adjusting post-adoption only for gains and losses on crypto assets held for investment, as they do not represent normal, recurring, operating expenses (or income) necessary to operate our business.

Coinbase Global, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
(unaudited)

	September 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents .............................................................................................	$7,723,806	$5,139,351
Restricted cash and cash equivalents ..........................................................................	31,881	22,992
Customer custodial funds ...............................................................................................	4,035,045	4,570,845
Safeguarding customer crypto assets ...........................................................................	272,669,307	192,583,060
USDC .................................................................................................................................	871,425	576,028
Loan receivables ..............................................................................................................	398,239	193,425
Crypto assets borrowed ..................................................................................................	252,885	45,212
Accounts receivable, net .................................................................................................	187,004	168,290
Other current assets ........................................................................................................	255,975	286,643
Total current assets .....................................................................................................	286,425,567	203,585,846
Crypto assets held for investment .......................................................................................	1,260,718	330,610
Deferred tax assets ...............................................................................................................	1,032,959	1,272,233
Goodwill ...................................................................................................................................	1,139,670	1,139,670
Other non-current assets ......................................................................................................	699,694	654,594
Total assets .............................................................................................................	$290,558,608	$206,982,953
Liabilities and Stockholders’ Equity
Current liabilities:
Customer custodial cash liabilities .................................................................................	$4,035,045	$4,570,845
Safeguarding customer crypto liabilities .......................................................................	272,669,307	192,583,060
Crypto asset borrowings .................................................................................................	265,259	62,980
Obligation to return collateral .........................................................................................	118,224	1,063
Accrued expenses and other current liabilities ............................................................	500,603	496,183
Total current liabilities .................................................................................................	277,588,438	197,714,131
Long-term debt .......................................................................................................................	4,231,047	2,979,957
Other non-current liabilities ..................................................................................................	11,001	7,216
Total liabilities ...............................................................................................................	281,830,486	200,701,304
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value; 500,000 shares authorized and zero shares issued and outstanding at each of September 30, 2024 and December 31, 2023 .............................................................................................................................	—	—
Class A common stock, $0.00001 par value; 10,000,000 shares authorized at September 30, 2024 and December 31, 2023; 204,850 and 195,192 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively .......................................................................................................................	2	2
Class B common stock, $0.00001 par value; 500,000 shares authorized at September 30, 2024 and December 31, 2023; 45,440 and 46,856 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively .......................................................................................................................	—	—
Additional paid-in capital .................................................................................................	5,087,238	4,491,571
Accumulated other comprehensive loss .......................................................................	(28,843)	(30,270)
Retained earnings ............................................................................................................	3,669,725	1,820,346
Total stockholders’ equity ...........................................................................................	8,728,122	6,281,649
Total liabilities and stockholders’ equity .............................................................	$290,558,608	$206,982,953

Coinbase Global, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue:
Net revenue .....................................................	$1,128,597	$623,004	$4,096,216	$2,021,902
Other revenue .................................................	76,596	51,144	196,175	132,686
Total revenue .............................................	1,205,193	674,148	4,292,391	2,154,588
Operating expenses:
Transaction expense ......................................	171,781	90,577	580,665	295,146
Technology and development .......................	377,440	322,756	1,099,561	1,001,454
Sales and marketing ......................................	164,770	78,178	428,617	226,007
General and administrative ...........................	330,387	252,630	937,738	760,379
Gains on crypto assets held for operations, net ................................................	(142)	—	(55,484)	—
Crypto asset impairment, net .......................	—	7,180	—	17,089
Restructuring ...................................................	—	(860)	—	142,594
Other operating (income) expense, net ......	(8,556)	3,512	28,203	(10,806)
Total operating expenses .........................	1,035,680	753,973	3,019,300	2,431,863
Operating income (loss) ...........................	169,513	(79,825)	1,273,091	(277,275)
Interest expense ..................................................	20,530	20,821	60,108	64,029
Losses (gains) on crypto assets held for investment, net .....................................................	120,507	—	(210,902)	—
Other income, net ................................................	(40,105)	(135,307)	(21,883)	(131,606)
Income (loss) before income taxes ........	68,581	34,661	1,445,768	(209,698)
(Benefit from) provision for income taxes ........	(6,914)	36,926	157,878	(31,132)
Net income (loss) ......................................	$75,495	$(2,265)	$1,287,890	$(178,566)
Net income (loss) attributable to common stockholders:
Basic .................................................................	$75,455	$(2,265)	$1,287,106	$(178,566)
Diluted ..............................................................	$75,459	$(2,265)	$1,296,949	$(178,566)
Net income (loss) per share:
Basic .................................................................	$0.30	$(0.01)	$5.23	$(0.76)
Diluted ..............................................................	$0.28	$(0.01)	$4.76	$(0.76)
Weighted-average shares of common stock used to compute net income (loss) per share:
Basic .................................................................	248,834	237,270	245,986	234,479
Diluted ..............................................................	267,440	237,270	272,239	234,479
Stock-based Compensation Expense

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Technology and development ........................	$155,411	$130,776	$428,863	$376,941
Sales and marketing .......................................	18,720	16,556	52,034	45,695
General and administrative ............................	74,285	70,821	209,957	194,149
Restructuring ....................................................	—	—	—	84,042
Total ..............................................................	$248,416	$218,153	$690,854	$700,827

Coinbase Global, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities
Net income (loss) ................................................................................................................	$1,287,890	$(178,566)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization .....................................................................................	94,523	110,157
Stock-based compensation expense .........................................................................	690,854	616,785
Deferred income taxes ..................................................................................................	61,075	(50,217)
Non-cash lease expense ..............................................................................................	8,571	37,271
Gains on crypto assets held for operations, net .......................................................	(55,484)	—
Gains on crypto assets held for investment, net .......................................................	(210,902)	—
Gain on extinguishment of long-term debt, net .........................................................	—	(99,446)
Stock-based compensation expense recognized in relation to restructuring .......	—	84,042
Realized loss on crypto futures contract ....................................................................	—	43,339
Gains on crypto assets held, net (prior to ASU 2023-08) ........................................	—	(110,610)
Crypto asset impairment expense (prior to ASU 2023-08) .....................................	—	77,151
Crypto assets received as revenue (prior to ASU 2023-08) ...................................	—	(299,304)
Crypto asset payments for expenses (prior to ASU 2023-08) ................................	—	185,149
Other operating activities, net ......................................................................................	38,315	(2,164)
Net changes in operating assets and liabilities .........................................................	(322,616)	514,550
Net cash provided by operating activities ..........................................................................	1,592,226	928,137
Cash flows from investing activities
Fiat loans originated .........................................................................................................	(1,270,063)	(348,252)
Proceeds from repayment of fiat loans .........................................................................	1,075,000	242,384
Purchase of crypto assets held for investment ............................................................	(18,486)	—
Sale of crypto assets held for investment .....................................................................	52,586	—
Settlement of crypto futures contract ............................................................................	—	(43,339)
Purchase of crypto assets held (prior to ASU 2023-08) .............................................	—	(150,827)
Sale of crypto assets held (prior to ASU 2023-08) ......................................................	—	265,042
Other investing activities, net .........................................................................................	(72,006)	(50,125)
Net cash used in investing activities ...................................................................................	(232,969)	(85,117)
Cash flows from financing activities
Issuance of common stock upon exercise of stock options, net of repurchases ...	80,222	27,653
Taxes paid related to net share settlement of equity awards ....................................	(117,225)	(183,962)
Customer custodial cash liabilities .................................................................................	(550,776)	(1,349,666)
Issuance of convertible senior notes, net .....................................................................	1,246,025	—
Purchases of capped calls ..............................................................................................	(104,110)	—
Repurchases of senior and convertible notes .............................................................	—	(222,664)
Fiat received as collateral ...............................................................................................	525,699	5,324
Fiat received as collateral returned ...............................................................................	(410,438)	(4,585)
Other financing activities, net .........................................................................................	13,266	(6,228)
Net cash provided by (used in) financing activities ..........................................................	682,663	(1,734,128)
Net increase (decrease) in cash, cash equivalents, and restricted cash and cash equivalents ..............................................................................................................................	2,041,920	(891,108)
Effect of exchange rates on cash, cash equivalents, and restricted cash and cash equivalents ..............................................................................................................................	19,664	(27,353)
Cash, cash equivalents, and restricted cash and cash equivalents, beginning of period .......................................................................................................................................	9,555,429	9,429,646
Cash, cash equivalents, and restricted cash and cash equivalents, end of period ....	$11,617,013	$8,511,185
Supplemental disclosure of cash flow information
Cash paid during the period for interest .......................................................................	$33,424	$42,913
Cash paid during the period for Income taxes .............................................................	$113,107	$19,676

Supplemental Disclosures of Cash Flow Information
(unaudited)
Changes in operating assets and liabilities affecting cash were as follows (in thousands):

	Nine Months Ended September 30,
	2024	2023
USDC ..............................................................................................................................	$(294,104)	$464,728
Accounts receivable, net ..............................................................................................	(37,759)	81,317
Customer custodial funds in transit ............................................................................	4,039	(28,055)
Income taxes, net ..........................................................................................................	(19,341)	(157)
Other current and non-current assets ........................................................................	(7,106)	21,244
Other current and non-current liabilities ....................................................................	31,655	(24,527)
Net changes in operating assets and liabilities ...................................................	$(322,616)	$514,550
Reconciliation of cash, cash equivalents, and restricted cash and cash equivalents (in thousands):

	September 30,
	2024	2023
Cash and cash equivalents .........................................................................................	$7,723,806	$5,100,799
Restricted cash and cash equivalents .......................................................................	31,881	26,319
Customer custodial cash and cash equivalents .......................................................	3,861,326	3,384,067
Total cash, cash equivalents, and restricted cash and cash equivalents .......	$11,617,013	$8,511,185
Supplemental schedule of non-cash investing and financing activities were as follows (in thousands):

	Nine Months Ended September 30,
	2024	2023
Crypto asset loan receivables originated ..................................................................	$1,244,113	$409,027
Crypto asset loan receivables repaid .........................................................................	1,230,544	446,095
Cumulative-effect adjustment due to the adoption of ASU 2023-08 .....................	561,489	—
Non-cash assets received as collateral returned .....................................................	495,574	237,681
Non-cash assets received as collateral .....................................................................	465,063	242,883
Crypto assets borrowed ...............................................................................................	353,325	399,460
Crypto assets borrowed repaid with crypto assets ..................................................	176,990	437,254
Non-cash assets pledged as collateral ......................................................................	75,893	128,587
Non-cash assets pledged as collateral returned ......................................................	69,245	140,818
Non-cash consideration paid for business combinations .......................................	—	51,494
Crypto assets received on settlement of futures contract ......................................	—	48,491

Reconciliation of Net (Loss) Income to Adjusted EBITDA
(unaudited)

	Q3’23	Q4’23	Q1’24	Q2’24	Q3’24
(in thousands)

Net (loss) income ........................................................	$(2,265)	$273,437	$1,176,245	$36,150	$75,495
Adjusted to exclude the following:
Provision for (benefit from) income taxes ........	36,926	(140,584)	261,179	(96,387)	(6,914)
Interest expense ..................................................	20,821	18,737	19,071	20,507	20,530
Depreciation and amortization ..........................	31,967	29,485	29,327	34,501	30,695
Stock-based compensation ...............................	218,153	163,883	224,504	217,934	248,416
(Gains) losses on crypto assets held for investment, net (post-adoption of ASU 2023-08) ................................................................	—	—	(650,429)	319,020	120,507
Other (income) expense, net(1) ..........................	(135,307)	(35,977)	(45,605)	63,827	(40,105)
Non-recurring accrued legal contingencies, settlements, and related costs ..........................	—	15,000	—	—	—
Impairment on crypto assets still held, net (pre-adoption of ASU 2023-08) .........................	8,897	—	—	—	—
Restructuring ........................................................	(860)	—	—	—	—
Adjusted EBITDA ........................................................	$178,332	$323,981	$1,014,292	$595,552	$448,624

Revised definition no longer adjusts for:
Crypto asset borrowing costs ............................	$706	$1,362
Other impairment expense ................................	1,956	8,724
Revised definition newly adjusts for:
Additional other income, net(2) ...........................	(50)	(28,961)
Adjusted EBITDA, previous definition ......................	$180,944	$305,106
Note:  Figures presented above may not sum precisely due to rounding.
(1)See Results of Operations—Comparison of the three and nine months ended September 30, 2024 and 2023—Other income, net of the Quarterly Report on Form 10-Q for the quarter ended on September 30, 2024 filed with the SEC on
October 30, 2024 for additional details.
(2)Represents the portion of Other (income) expense, net that was not previously included as an adjustment to arrive at
Adjusted EBITDA.